EXHIBIT 99.1

ENGlobal Announces Resignation of J. Neal Vizina as Engineering President

HOUSTON, Nov. 3, 2010 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, today announced that J. Neal Vizina, ENGlobal's President of Engineering, has resigned effective immediately. Mr. Vizina's resignation was related to a non-compete agreement with a former employer.

ENGlobal has begun a search for Mr. Vizina's replacement. Until a successor is named, Edward L. Pagano, ENGlobal's President and Chief Executive Officer, will assume the role as interim Engineering President.

"I enjoyed my short time at ENGlobal and I am extremely disappointed that I am unable to continue as a member of its Executive Team," said J. Neal Vizina. "I am truly impressed with Edd's leadership and wish the very best to the Company. My desire is to rejoin the team, in any capacity, once my non-compete agreement expires in 10 months."

About ENGlobal

ENGlobal provides project delivery solutions through its engineering, automation, land and government groups primarily to the energy sector throughout the United States and internationally. The Company's multi-disciplined staff develops projects from the initial planning stages, including right-of-way acquisition and permitting, and detailed design, fabrication, and inspection. ENGlobal has approximately 2,400 employees in 17 offices and 11 cities. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its financial results and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the ability to find an experienced and incisive replacement for Mr. Vizina; (2) the ability of our management team to execute on our business plan; (3) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (4) our ability to achieve our business strategy while effectively managing costs and expenses; (5) our ability to collect accounts receivable in a timely manner; (6) our ability to accurately estimate costs and fees on fixed-price contracts; (7) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (8) the effect of changes in the price of oil; (9) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (10) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; and (11) our ability to increase or replace our line of credit. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT:  ENGlobal
          Natalie S. Hairston
          (281) 878-1000
          ir@ENGlobal.com